SECOND AMENDMENT TO THE
SPIRIT AEROSYSTEMS HOLDINGS, INC.
2014 OMNIBUS INCENTIVE PLAN

THIS SECOND AMENDMENT (“Amendment”) to the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”) is made by Spirit AeroSystems Holdings, Inc. (the “Company”) as of the date set forth at the end of this Amendment.
WHEREAS, the Company sponsors and maintains the Plan, which was previously amended on January 25, 2017; and
WHEREAS, pursuant to Section 14.1 of the Plan, the Board of Directors of the Company (the “Board”) has reserved the right to amend the Plan; and
WHEREAS, the Board deems it desirable to amend the Plan on the terms and conditions set forth in this Amendment; and
WHEREAS, the Board has determined that the nature of the amendments made to the Plan pursuant to this Amendment are such that stockholder approval of this Amendment is not required.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Method of Exercise and Form of Payment. Effective for the exercise of an Option made on or after the date of adoption of this Amendment, Section 6.4 of the Plan is amended in its entirety to read as follows:
6.4 Method of Exercise and Form of Payment. No Shares will be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local, and non-U.S. income and employment taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price will be payable (i) in cash, check, cash equivalent, and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such Shares to the Company), so long as such Shares are not subject to any pledge or other security interest; (ii) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (iii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price, or (B) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay the Exercise Price and the amount of required withholding taxes determined in accordance with Section 15.3. Any fractional Shares will be settled in cash.
2.Payment. Effective for the exercise of a SAR made on or after the date of adoption of this Amendment, Section 7.5 of the Plan is amended in its entirety to read as follows

7.5 Payment. Upon the exercise of a SAR, the Company will pay to the Participant an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share of Common Stock on the exercise date over the Strike Price, less an amount equal to the Federal, state, local, and non-U.S. statutory income and employment taxes withholding liability determined in accordance with Section 15.3. The Company will pay such amount in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional Shares will be settled in cash.
3.Tax Withholding. Effective for any withholding made on or after the date of adoption of this Amendment, Section 15.3 of the Plan is amended in its entirety to read as follows:
15.3 Tax Withholding. A Participant will be required to pay to the Company or any Affiliate, and the Company or any Affiliate will have the right and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities, or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, permit or require a Participant to satisfy, in whole or in part, the foregoing withholding liability by any of the following methods (or any combination of the following methods): (A) delivering Shares (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability; (B) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value equal to such withholding liability, except that with respect to Shares withheld pursuant to this clause (B), (i) the amount of Shares withheld may not exceed the minimum required statutory withholding liability unless the Participant elects to have an amount of Shares withheld equal to the maximum individual tax rate for the Participant in the applicable jurisdiction, (ii) in no event shall the Participant be permitted to elect to have an amount withheld in the form of Shares less than the minimum required statutory withholding liability for the Participant in the applicable jurisdiction, and (iii) in no event shall the Participant be permitted to elect to have an amount withheld in the form of Shares that exceeds the maximum individual tax rate for the Participant in the applicable jurisdiction; (C) requiring the Participant, as a condition precedent to transfer or release of the Shares, to make a payment to the Employer in an amount equal to the amount of the withholdings or reductions; or (D) such other method or combination of methods as the Committee deems appropriate, in its sole discretion. The Committee will have the right, in its sole discretion, to require, as a condition precedent to the transfer or release of any Shares awarded under this Plan, that the transferee execute a power of attorney or such other agreement or document as the Committee deems necessary or appropriate to facilitate, directly or indirectly, the withholding of taxes with respect to an Award under this Plan.
4.Remaining Provisions. The remaining provisions of the Plan will continue in full force and effect unless and until further modified or amended in accordance with the terms of the Plan.

5.Capitalized Terms. Capitalized terms used in this Amendment that are not specifically defined in this Amendment will have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by an authorized individual on the date set forth below.
SPIRIT AEROSYSTEMS HOLDINGS, INC.
By:    /s/ Samantha J. Marnick            Date:    October 23, 2019
Name:    Samantha J. Marnick
Title:    Executive Vice President, CAO & Strategy